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                                                                      EXHIBIT 99

Jan Bell Marketing Announces Acquisition of Mayor's Jewelers

July 28, 1998 04:54 PM

SUNRISE, Fla.--(BUSINESS WIRE)--July 28, 1998--Jan Bell Marketing, Inc. AMEX, today announced it had consummated the acquisition of Mayor's Jewelers, Inc., one of the nation's premier jewelers.

Mayor's, which operates 24 stores in Florida and Georgia, reported sales of $142.2 million for the fiscal year ended January 30, 1998. David Boudreau, Chief Financial Officer of Jan Bell, stated that management believes that this acquisition will be accretive to earnings for the fiscal year ending January 30, 1999.

Total consideration consisted of approximately $18 million in cash, 2 million shares of Jan Bell Marketing, Inc. stock and the refinancing of Mayor's outstanding debt through a new $80 million working capital facility with a syndicate of banks led by Citicorp, U.S.A., Inc. Following the closing, Jan Bell had approximately $40 million outstanding under its new facility.

In connection with the acquisition, Jan Bell purchased approximately 75% of Mayor's outstanding common stock under a previously-announced Stock Purchase Agreement. Immediately thereafter, through a reverse merger approved by Mayor's board of directors, Jan Bell acquired the remaining 25% of Mayor's outstanding common stock. Mayor's will continue to operate as a wholly-owned subsidiary of Jan Bell under the leadership of Samuel Getz.

Isaac Arguetty, Jan Bell's Chairman and CEO, announced his pleasure with the completion of the acquisition, stating, "We at Jan Bell appreciate and admire the tremendous effort that the Mayor's organization has put into building a great luxury retailer, and we are excited about the opportunity to offer Samuel Getz and his management team the resources to realize their vision for the future."

Samuel Getz stated, "All of the associates at Mayor's look forward to the opportunity both to be a part of the Jan Bell organization and to expand Mayor's into a national presence with an even greater audience. This acquisition allows us to refine what my father, Irving Getz, created: a luxury jeweler that offers world-class service and selection, while maintaining deep roots in the community. We are confident that our joining forces with the Jan Bell organization, with the strength and attitude of their management team, their high quality distribution center, and their financial strength, will make this possible."

Jan Bell operates 450 jewelry locations in Sam's Clubs throughout the United States and Puerto Rico. Mayor's, with 24 locations in Georgia and Florida, is one of the nation's largest retailers of Rolex watches.